Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT, dated as of November 13, 2012 (this “Amendment”), is entered into among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (“FairPoint”), FAIRPOINT LOGISTICS, INC., a South Dakota corporation (“Logistics” and, together with FairPoint, being collectively referred to as the “Borrowers” and each being individually referred to as a “Borrower”), Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) and the Lenders signatory hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.
W I T N E S S E T H :
WHEREAS, the Borrowers, the Administrative Agent and the other banks and financial institutions from time to time party thereto (the “Lenders”) are party to a Credit Agreement, dated as of January 24, 2011 (as amended, supplemented, waived or otherwise modified prior to the date hereof, the “Credit Agreement”);
WHEREAS, the Borrowers have requested that the Lenders agree to amend the Credit Agreement to facilitate future Dispositions; and
WHEREAS, the undersigned Lenders are agreeable to such amendments, but only on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, it is hereby agreed as follows:
Article I.
Amendments
Effective on (and subject to the occurrence of) the Effective Date (as defined below):
Section 1.1. Section 2.05 of the Credit Agreement is hereby amended by deleting clause (b)(ii) of such Section and inserting, in lieu thereof, the following new clause (b)(ii):

“    (ii)    If FairPoint or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (j)) which results in the realization by such Person of Net Cash Proceeds in excess of $5,000,000 in any fiscal year of such Person, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such excess immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds (up to a maximum aggregate amount of Net Cash Proceeds in any fiscal year of $20,000,000 (or in the event the Consolidated Total Leverage Ratio as of the last day of the immediately preceding fiscal year of FairPoint is 2.00 to 1.00 or less, $45,000,000)) realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, FairPoint or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrowers in writing to the Administrative Agent); and provided, further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii). Notwithstanding the foregoing, to the extent that the sole reason that FairPoint or any of its Subsidiaries is unable to reinvest all or a portion of the Net Cash Proceeds realized under a Disposition within such 180 day period is the failure to receive any required regulatory approvals (and such approvals have not theretofore been denied), such 180 day period may be extended to up to 365 days in the sole discretion of the Administrative Agent; provided, however, immediately upon any denial of a requested approval or withdrawal of the request of such approval the applicable Net Cash Proceeds shall be applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).”

Section 1.2. Section 7.05 of the Credit Agreement is hereby amended by:

(a) Deleting the phrase “or enter into any written agreement to make any Disposition” as it appears in the introductory language to such Section.

(b) Deleting clause (k) of such Section in its entirety and inserting, in lieu thereof, the following new clause (k):

“    (k)    Dispositions of assets (including, without limitation, Dispositions of Investments in joint ventures) not otherwise permitted by this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result therefrom, (ii) the total consideration received from all such Dispositions permitted by this clause (k) in any fiscal year of FairPoint shall not exceed $125,000,000 in any fiscal year (or, in the event the Consolidated Total Leverage Ratio as of the last day of the immediately preceding fiscal year of FairPoint is 2.00:1.00 or less, $200,000,000) and (iii) the Net Cash Proceeds thereof shall be applied if and to the extent required by Section 2.05(b)(ii);”
Article II.
Miscellaneous

Section 2.1. Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) on which the following conditions have been satisfied in full:

(a)	the Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each Borrower and the Required Lenders;

(b)
all representations and warranties contained in this Amendment or otherwise made in writing to the Administrative Agent in connection herewith shall be true and correct on the date hereof and on the Effective Date, and after giving effect to the effectiveness of this Amendment there shall not exist a Default or an Event of Default; and

(c)
the Administrative Agent shall have received payment in full in immediately available funds of all reasonable out-of-pocket fees, costs and expenses incurred by the Administrative Agent (including, but not limited to, the reasonable fees and expenses of its legal counsel) in connection with this Amendment and, to the extent required pursuant to Section 10.04(a)(i) of the Credit Agreement, any unreimbursed fees and expenses heretofore incurred by the Administrative Agent, in each case for which FairPoint has received an invoice prior to the Effective Date.

Section 2.2. Representations and Warranties of the Borrowers.

(a)The execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on the part of each Borrower.

(b)The execution and delivery by each Borrower of this Amendment, and performance by the Borrowers of the Credit Agreement as amended hereby, will not (i) violate any applicable Law or any Organizational Documents of any Borrower or (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien permitted by Section 7.1 of the Credit Agreement) or require any payment to be made under (x) any material Contractual Obligation to which a Borrower is a party or affecting such Borrower or the properties of any Borrower or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which a Borrower or its property is subject.

(c)This Amendment constitutes a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law).

(d)After giving effect to the effectiveness of this Amendment all representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (or, in the case of any representation or warranty that is already by its terms qualified as to “materiality” or “Material Adverse Effect” or similar language, in all respects after giving effect to such qualification) with the same effect as if made on and as of such date, except to the extent any of such representations and warranties relate to a specific date, in which case such representations and warranties shall be deemed true and correct on and as of such earlier date (provided that for purposes of this clause (d), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively).

Section 2.3. Severability.    Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.4. Continuing Effect; No Other Waivers or Amendments. This Amendment shall not constitute an amendment to or waiver of any provision of the Credit Agreement and the other Loan Documents except as expressly stated herein and shall not be construed as a consent to any action on the part of any Borrower or any Subsidiary of any Borrower, that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended or waived hereby, the provisions of the Credit Amendment and the other Loan Documents are and shall remain in full force and effect in accordance with their terms, and the terms of the other Loan Documents (a) secure, and continue to secure, all Obligations and (b) guarantee, and continue to guarantee, the Obligations. On and after the Effective Date, each reference in the Credit Agreement or in any other Loan Document to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the Notes to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. This Amendment shall be considered a Loan Document.

Section 2.5. Counterparts. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

Section 2.6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Ajay Sabherwal
	Name:	Ajay Sabherwal
	Title:	Chief Financial Officer

FAIRPOINT LOGISTICS, INC.

By:	/s/ Ajay Sabherwal
	Name:	Ajay Sabherwal
	Title:	Chief Financial Officer

[Signature Page to First Amendment to FairPoint Communications Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent and a Lender

By:	/s/ Edna Aguilar Mitchell
	Name:	Edna Aguilar Mitchell
	Title:	Director

[Signature Page to First Amendment to FairPoint Communications Credit Agreement]